UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2014

NATURE’S SUNSHINE PRODUCTS, INC.

(Exact name of registrant specified in its charter)

Utah	001-34483	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 West Executive Parkway, Suite 100, Lehi, Utah	84043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:  (801) 341-7900

N/A
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                           Costs Associated With Exit or Disposal Activities.

On April 15, 2015, Nature’s Sunshine Products, Inc. (the “Company”), announced a plan to streamline its operations and refocus its activities on profitable growth opportunities in response to conditions in certain of its markets.  The planned streamlining is expected to reduce costs, improve efficiencies and renew focus on larger and more profitable Company markets.  As part of the streamlining, the Company expects to close its Vietnam market, eliminate approximately 100 to 130 positions worldwide through both severance and attrition, and incur one-time expenses during the current year of approximately $3.9 million, which includes approximately $3.1 million of employee severance costs, $0.7 million related to the closure of Vietnam and $0.1 million in other related costs.  The vast majority of these costs will be incurred in the second quarter and all but approximately $0.1 million will be cash expenses.

As a result of this action, the Company expects to realize annualized savings of approximately $10 million to $15 million from lower operating and employment costs.

Cautionary Statement Regarding Forward-Looking Statements

This report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to our objectives, plans and strategies. All forward-looking statements are based on current expectations and speak only as of the date of this Form 8-K and are expressly qualified in their entirety by the cautionary statements included in our Annual Report on Form 10-K.  The Company cautions investors not to place undue reliance on forward-looking statements, which reflect our analysis only as of the date of this filing.  Except as required by law, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.  Further information on these factors and other factors that could affect the Company’s financial results is included in our filings with the United States Securities & Exchange Commission, including our latest Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE’S SUNSHINE PRODUCTS, INC.

Dated: April 16, 2015	By:	/s/ Steve Bunker
Steve Bunker, Chief Financial Officer